EXHIBIT 99.1
FirstCash Reports Fourth Quarter and Full Year Results;
Declares Quarterly Dividend and Issues 2017 Earnings Outlook
_________________________________________________________________________________________

Fort Worth, Texas (February 2, 2017) -- FirstCash, Inc. (the “Company”) (NYSE: FCFS), a leading international operator of more than 2,000 retail pawn stores in the U.S. and Latin America, today announced revenue, net income and earnings per share for the fourth quarter and full year ended December 31, 2016. The Board of Directors also declared a $0.19 quarterly dividend payable on February 28, 2017 to stockholders of record as of February 14, 2017.

Mr. Rick Wessel, chief executive officer, stated, “2016 was a transformational year in the 28 year history of FirstCash. Early in the first quarter, we completed the acquisition of the Maxi Prenda stores in Mexico, Guatemala and El Salvador. This was our largest Latin American acquisition and expanded our operations outside of Mexico. In the third quarter, we almost tripled the size of our U.S. operations by merging with Cash America, the largest U.S. pawnshop operator with more than 800 stores in 20 U.S. states. Today, FirstCash has a market cap and combined assets of over $2 billion and is the largest pawn operator in the Americas with more than 2,000 stores serving under banked and value conscious customers in four countries.

“The core operating results in the fourth quarter were encouraging. Despite further currency headwinds impacting dollar-translated results, our Latin American stores had double digit increases in local currency same-store pawn loans and core revenues. In the U.S., the legacy First Cash stores posted a fourth quarter increase in same-store pawn loans, marking the first positive comparative in this metric in several quarters. The merger integration with Cash America remains on track as we are beginning to realize the expected cost synergies and are rapidly integrating our store operating systems on the FirstPawn IT platform. While the integration efforts and further currency headwinds will provide certain challenges in 2017, we believe the earnings, synergies and cash flow opportunities from our expansion and growth will drive long-term shareholder value,” Mr. Wessel concluded.

Earnings Highlights

•
Consolidated operating results of the Company for the year ended December 31, 2016 include the revenues and operating results of Cash America for the last four months of the year and include merger related expenses and other adjustments of approximately $35.4 million pre-tax, or $0.72 per share, net of tax for 2016.

•
The Company reported the following consolidated results for the fourth quarter and full year of 2016. Adjusted measures exclude merger related expenses and other adjustments, which are further defined and reconciled in the detailed reconciliation of non-GAAP financial measures including EBITDA and adjusted EBITDA, provided elsewhere in this release (in thousands except per share amounts):

	Three Months Ended December 31,
	2016		2015
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$462,042	$462,042	$191,424	$191,424
Net income	$36,692	$37,448	$19,410	$20,600
Diluted EPS	$0.76	$0.77	$0.69	$0.73
EBITDA	$77,163	$78,404	$35,897	$37,597
Weighted avg diluted shares	48,532	48,532	28,097	28,097

	Twelve Months Ended December 31,
	2016		2015
	As Reported	Adjusted	As Reported	Adjusted
	(GAAP)	(Non-GAAP)	(GAAP)	(Non-GAAP)
Revenue	$1,088,377	$1,088,377	$704,602	$704,602
Net income	$60,127	$85,332	$60,710	$68,483
Diluted EPS	$1.72	$2.44	$2.14	$2.42
EBITDA	$144,881	$180,252	$120,448	$132,201
Weighted avg diluted shares	35,004	35,004	28,326	28,326

•
For the quarter ended December 31, 2016, which includes the results of the Cash America operations for the full quarter, GAAP net income increased 89% while adjusted net income increased 82% compared to the same prior-year period. The smaller increases in GAAP and adjusted earnings per share of 10% and 5%, respectively, were a result of an increase in the weighted average diluted shares outstanding from the merger. Additionally, both GAAP and adjusted net income per share for the fourth quarter of 2016 were negatively impacted by approximately $0.06 per share due to the 19% decline in the value of the Mexican peso compared to the fourth quarter last year.

•
GAAP net income for the full year declined approximately 1%. The added earnings contribution from Latin American growth and the post-merger earnings contribution from Cash America were offset by $35 million in merger related costs and other adjustments and the 18% decline in the average value of the Mexican peso. Full year GAAP and adjusted earnings per share were reduced by approximately $0.28 per share due to the currency fluctuation.

•
EBITDA for the fourth quarter and full year totaled $77 million and $145 million, respectively. Adjusted EBITDA, which excludes merger costs, totaled $78 million for the current quarter, an increase of 109% compared to the fourth quarter of 2015. For the full year, adjusted EBITDA increased 36% to $180 million, as compared to $132 million in 2015. EBITDA and adjusted EBITDA are non-GAAP measures and are calculated in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
The Company is providing segment level reporting beginning with this release. The two identified segments are the U.S. operations segment and the Latin America operations segment. The pre-tax operating income in the Latin America segment increased 13% and 19% for the fourth quarter and full year periods, respectively, primarily due to the acquisition of Maxi Prenda and the strong same-store sales results that were partially offset by the currency impact. On a constant currency basis, the Latin America segment pre-tax operating income increased 32% and 39%, respectively. The pre-tax operating income in the U.S. increased 262% and 83% for the fourth quarter and full year periods, respectively, primarily due to the merger with Cash America. The operating results for each segment are further detailed elsewhere in this release.

Note: Certain growth rates in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis, a non-GAAP measure defined elsewhere in this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for fiscal 2016 was 18.7 pesos / dollar versus 15.8 pesos / dollar in the comparable prior-year period. The average exchange rate for the fourth quarter of 2016 was 19.8 pesos / dollar versus 16.7 pesos / dollar in the comparable prior year period.

Revenue Highlights

•
Consolidated revenue for fiscal 2016 was $1.1 billion, an increase of 54%. For the fourth quarter of 2016, revenues increased 141% and totaled $462 million. On a constant currency basis, total revenues increased 64% for the full year and 152% for the fourth quarter.

•
Fiscal 2016 U.S. segment revenues increased 99% due primarily to the partial year contribution from the Cash America operations and totaled $334 million. Core U.S. same-store pawn revenues, which are composed of pawn lending fees and retail merchandise sales, in the legacy First Cash locations decreased slightly at 1% for the quarter. Fourth quarter same-store core revenues in the legacy Cash America stores declined approximately 5%, which primarily reflected lower average pawn receivables for the quarter.

•
Revenues for fiscal 2016 in Latin America increased 13% on a dollar-translated basis and increased an impressive 32% on a constant currency basis, driven by strong same-store sales results and the contribution of $65 million from the 211 Maxi Prenda stores acquired in late 2015 and early 2016. While core Latin America same-store pawn revenues declined 6% and 7% on a U.S. dollar basis during the fourth quarter and full year of 2016, respectively, Latin America core same-store pawn revenues increased by 11% and 9% on a constant currency basis, respectively.

Pawn Operating Metrics

•
Consolidated retail merchandise sales margins were 37% for both the fourth quarter and the full 2016 fiscal year, down one percentage point compared to prior-year periods. Retail margins in the Latin America segment were 36% and 37% for the fourth quarter and full year, respectively, while U.S. retail margins were 37% and 38% for the fourth quarter and full year, respectively.

•
Pawn loans outstanding in Latin America at December 31, 2016 increased by 16% on a U.S. dollar basis and 37% on a constant currency basis. U.S. pawn loans outstanding at December 31, 2016 totaled $293 million, which included $224 million from the Cash America locations. Pawn loans in the legacy U.S. First Cash stores increased 1% year-over-year.

•
Significantly impacted by the 18% year-over-year decline in the value of the Mexican peso compared to the U.S. dollar, same-store pawn loans in Latin America at December 31, 2016 declined 8% on a dollar-denominated basis. On a constant currency basis, pawn loans increased 11%, matching the largest same-store increase in the Latin American stores over the past four years.

•
U.S. same-store pawn loan balances in the legacy First Cash locations increased 1%, which represented continued sequential improvement in this metric. Same-store pawn receivables at the Cash America stores remained down mid-single digits, reflecting the prior quarter trend and caused, in part, by actively reducing the number of delinquent pawn loans outstanding to conform with First Cash operating practices.

Store Count Activity

•
During fiscal 2016, a total of 1,038 stores were added, composed of 815 U.S. locations from the merger with Cash America, 220 new and acquired pawn stores in Latin America and three additional pawn stores acquired in the U.S. The Company closed 18 consumer loan stores during fiscal 2016 as part of its strategic plan to further reduce payday lending exposure. The year-over-year store count has increased 30% in Latin America and 94% overall.

•
As of December 31, 2016, the Company operated 2,085 stores, of which 96% or 2,012 were pawn stores. There are 955 total stores in Latin America and 1,130 total stores in the U.S. In addition, there were 70 check cashing locations, previously part of Cash America, that are operated by independent franchisees under franchising agreements with the Company.

Liquidity

•
As previously announced, the Company entered into a new $400 million unsecured revolving bank credit facility in conjunction with the merger. The credit facility has a five year term from the closing date of the merger, September 1, 2016, and bears interest at either the prevailing London Interbank Offered Rate (LIBOR) plus a fixed spread of 2.5% or the prevailing prime or base rate plus a fixed spread of 1.5%. The interest rate on the outstanding balance was 3.25% at year end.

•
At December 31, 2016, the Company had $260 million drawn on the facility and an additional $6 million of outstanding letters of credit. During the fourth quarter, the Company utilized proceeds from the sale of the Enova stock holdings and normal seasonal cash flows to reduce the outstanding balance on the facility by $100 million.

•	As of December 31, 2016, the Company had $90 million in cash on its balance sheet and $134 million of availability for future borrowings under its long-term U.S. revolving bank credit facility.

•
As a result of the merger with Cash America, the Company had owned approximately six million shares of Enova International, Inc. on September 1, 2016. As previously announced, all of the shares were sold in open market transactions with the final sales completed on December 6, 2016. The Company generated net proceeds of $62.1 million, which was used to pay down the balance on the unsecured revolving bank credit facility.

Cash Dividends and Share Repurchases

•
The Board of Directors declared a $0.19 per share first quarter cash dividend on common shares outstanding, which will be paid on February 28, 2017 to stockholders of record as of February 14, 2017. This represents a 52% increase over the dividend paid to First Cash Financial Services, Inc. stockholders in the first quarter of 2016.

•
The Company currently has approximately 1.1 million shares of its common stock available for repurchase under its current buyback authorization. While the Company did not repurchase shares in fiscal 2016 because of the merger, it expects to begin repurchases in fiscal 2017, subject to expected liquidity and other factors it normally considers when making share repurchases.

Fiscal 2017 Outlook

•
The outlook for 2017 is tempered by the continued volatility and decline in the value of the Mexican peso relative to the strong U.S. dollar. The Company’s currency forecast for 2017 assumes an exchange rate of approximately 22.0 Mexican pesos to 1.0 U.S. dollar. This represents a potential decline of almost 20% compared to the average exchange rate of 18.7 to 1.0 in 2016. The anticipated year-over-year earnings drag is approximately $0.17 to $0.21 per share. For reference, it is anticipated that for 2017 a one point change in the average peso to dollar exchange rate will impact annual earnings by approximately $0.06 to $0.08 per share.

•
The Company is initiating its fiscal full-year 2017 guidance for adjusted earnings per share, a non-GAAP measure that excludes merger and other acquisition expenses, to be in the range of $2.45 to $2.60 based on an expected full year weighted average share count of approximately 48.2 million shares. This compares to 2016 adjusted earnings per share of $2.44 which was based on only 35.0 million weighted average shares outstanding.

◦
Adjusted net income, a non-GAAP measure that excludes merger and other acquisition expenses, is projected to be in the range of approximately $118 million to $125 million, which at the midpoint, implies an increase of 43% over 2016 adjusted net income of $85 million.

◦
The earnings guidance range implies adjusted EBITDA to be in the range of approximately $257 to $268 million for fiscal 2017. This compares to adjusted EBITDA of $180 million in fiscal 2016 and $132 million in fiscal 2015.

◦
The guidance for fiscal 2017 is presented on a non-GAAP basis, as it does not include the impact of expenses related to the Cash America merger or any future acquisitions. Given the difficulty in predicting the amount and timing of merger related expenses, the Company cannot reasonably provide a full reconciliation of adjusted earnings per share to GAAP earnings per share.

•	These estimates of expected adjusted earnings per share include the following assumptions:

◦	An estimated average exchange rate of approximately 22.0 Mexican pesos / U.S. dollar for fiscal 2017 compared to the foreign exchange rate of 18.7 Mexican pesos / U.S. dollar in fiscal 2016.

◦
The expected conversion of all the Cash America stores to the FirstPawn IT platform and the implementation of new operating protocols during 2017 that could have a short term negative impact on pawn receivables, inventories and margins.

◦	An expected earnings drag of approximately $0.03 per share due to expected reductions in consumer lending (payday) operations during 2017.

◦
An expected effective income tax rate for fiscal 2017 of approximately 36%, which compares to the 2016 effective rate of 33.8% (adjusted for merger costs). The increase in the tax rate is a result of the full year of incremental earnings from Cash America being taxed at approximately 37%.

◦	As previously announced, the Company currently plans to open or acquire approximately 85 stores in 2017, primarily focused on Latin America, including its first stores in Colombia.

Additional Commentary and Analysis

Mr. Wessel further commented on the Company’s fiscal 2016 results, “Our Latin America operations team had a phenomenal year in 2016, as evidenced by the strong local currency growth in same-store pawn loans and revenues during 2016. We are excited and encouraged that the rate of revenue growth continued to accelerate over the course of the year. The integration of the Maxi Prenda stores was successfully completed and their initial performance has exceeded our expectations. With over 900 stores in Latin America, we are well-positioned for continued growth in this important market that now includes our planned expansion into Colombia in 2017.

“As discussed in previous releases during 2016, the U.S. operating environment has been challenging; however, we are encouraged by the steady stabilization in certain parts of the business, as seen in the legacy First Cash U.S. stores which recorded their first increase in same-store pawn loans in several quarters. This is a positive leading indicator for these legacy stores where we have remained disciplined in maintaining proper loan to value ratios and managing other operating fundamentals.

“During the fourth quarter, we successfully transitioned 65 of the Cash America stores onto the FirstPawn IT platform and anticipate that these stores will begin to operate more efficiently with improved tools for assessing loan to value ratios, managing inventory and implementing incentive compensation plans focused on earnings quality. In the short term, the transition will likely cause pawn loans and inventories to contract in these locations which may soften pawn fees and negatively affect retail margins during 2017. Over the long term though, we expect the transition to drive improved efficiency and profitability metrics. This year we have already transitioned 96 stores onto the FirstPawn platform and completed 161 stores in total, which puts us on target to integrate all of the remaining Cash America stores during 2017.

“We remain confident in our ability to meet or exceed the full run rate of our targeted synergies by the first half of 2018. From a corporate perspective, the merger integration and realization of expected corporate synergies remains on track. The corporate staff will be fully combined in the downtown Fort Worth location owned by Cash America by the end of the first quarter, and we are already generating significant savings through the elimination of overlapping administrative functions and processes.

“Most importantly, the merger with Cash America significantly enhances our overall cash flows. We are guiding adjusted EBITDA for 2017 to be in a range of $257 to $268 million, which represents an increase of approximately 100% over adjusted EBITDA in 2015, the last full year before the merger. Additionally, our Latin American profits, which are generated in local currencies, are being reinvested in loan balances, new stores and further expansion activities in Latin American markets. At year end, we had $134 million of availability on our U.S. credit facility that could be used for future U.S. investments and stock repurchases. During 2017, in addition to continued quarterly dividend payments, the Company intends to resume stock repurchases under its existing share repurchase plan, targeting a total shareholder payout ratio of up to 50% of GAAP net income.

“Our adjusted EPS guidance for 2017 is tempered by macro factors primarily related to foreign currency translation, conservatism in our outlook for the transitioning and consolidating of our merged U.S. operations and a higher tax rate. Despite these headwinds, we still expect adjusted net income growth in 2017 to be in the range of 39% to 47% compared to 2016. We remain optimistic and committed to our pawn-focused long-term strategies in both the U.S. and Latin America and anticipate adding approximately 85 stores this year. Through continued additions of new stores and accretive acquisitions, we believe that we are building a diversified multi-country earnings platform. Coupled with our capacity to repurchase stock and pay cash dividends, we are confident in our prospects for delivering long-term shareholder value,” concluded Rick Wessel, FirstCash chief executive officer.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

These forward-looking statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in (i) the Company’s 2015 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2016, including the risks described in Part 1, Item 1A, “Risk Factors” thereof (ii) the Company’s quarterly report on Form 10-Q filed with the SEC on November 9, 2016, including the risks described in Part II, Item 1A, “Risk Factors” thereof, and (iii) the other reports filed with the SEC, including the Company’s forthcoming annual report on Form 10-K. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About FirstCash

With over 2,000 retail pawn and consumer lending locations in the U.S., Mexico, Guatemala and El Salvador, FirstCash is the leading international operator of pawn stores. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 96% of the Company's revenues are from pawn operations.

FirstCash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the NYSE, home to many of the world’s most iconic brands, technology business leaders and emerging growth companies shaping today’s global economic landscape. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

FIRSTCASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in thousands, except per share amounts)
Revenue:
Retail merchandise sales	$282,597	$128,280	$669,131	$449,296
Pawn loan fees	129,941	49,329	312,757	195,448
Consumer loan and credit services fees	22,772	6,503	43,851	27,803
Wholesale scrap jewelry sales	26,732	7,312	62,638	32,055
Total revenue	462,042	191,424	1,088,377	704,602

Cost of revenue:
Cost of retail merchandise sold	179,390	79,874	418,556	278,631
Consumer loan and credit services loss provision	6,213	2,085	11,993	7,159
Cost of wholesale scrap jewelry sold	22,324	6,540	53,025	27,628
Total cost of revenue	207,927	88,499	483,574	313,418

Net revenue	254,115	102,925	604,803	391,184

Expenses and other income:
Store operating expenses	137,451	52,510	328,014	207,572
Administrative expenses	38,260	12,818	96,537	51,883
Merger and other acquisition expenses	2,793	1,700	36,670	2,875
Depreciation and amortization	14,700	4,288	31,865	17,939
Goodwill impairment - U.S. consumer loan operations	—	—	—	7,913
Interest expense	6,461	4,405	20,320	16,887
Interest income	(115)	(423)	(751)	(1,566)
Net gain on sale of common stock of Enova	(1,552)	—	(1,299)	—
Total expenses and other income	197,998	75,298	511,356	303,503

Income before income taxes	56,117	27,627	93,447	87,681

Provision for income taxes	19,425	8,217	33,320	26,971

Net income	$36,692	$19,410	$60,127	$60,710

Net income per share:
Basic	$0.76	$0.69	$1.72	$2.16
Diluted	$0.76	$0.69	$1.72	$2.14

Weighted average shares outstanding:
Basic	48,507	27,933	34,997	28,138
Diluted	48,532	28,097	35,004	28,326

Dividends declared per common share	$0.190	$—	$0.565	$—

FIRSTCASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2016	2015
	(in thousands)
ASSETS
Cash and cash equivalents	$89,955	$86,954
Pawn loan fees and service charges receivable	41,013	16,406
Pawn loans	350,506	117,601
Consumer loans, net	29,204	1,118
Inventories	330,683	93,458
Income taxes receivable	25,510	3,567
Prepaid expenses and other current assets	25,264	6,330
Total current assets	892,135	325,434

Property and equipment, net	236,057	112,447
Goodwill	831,151	295,609
Other assets	176,153	10,084
Deferred tax assets	9,707	9,321
Total assets	$2,145,203	$752,895

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$109,354	$27,826
Customer deposits	33,536	14,426
Income taxes payable	738	3,923
Total current liabilities	143,628	46,175

Revolving unsecured credit facility	260,000	58,000
Senior unsecured notes	196,545	195,874
Deferred tax liabilities	61,275	21,464
Other liabilities	33,769	—
Total liabilities	695,217	321,513

Stockholders’ equity:
Preferred stock	—	—
Common stock	493	403
Additional paid-in capital	1,217,969	202,393
Retained earnings	387,401	643,604
Accumulated other comprehensive loss	(119,806)	(78,410)
Common stock held in treasury, at cost	(36,071)	(336,608)
Total stockholders’ equity	1,449,986	431,382
Total liabilities and stockholders’ equity	$2,145,203	$752,895

Note: The presentation of the Cash America assets and assumed liabilities in the Company’s financial statements is preliminary and will likely change, perhaps significantly, as fair value estimates are refined during the measurement period. The Company will complete its purchase price allocation no later than the third quarter of 2017.

Additionally, certain balances as of December 31, 2015 have been reclassified in order to conform to the current year presentation.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company is providing segment level reporting beginning with this release. The Company’s new reportable segments are as follows:

•	U.S. operations - Includes all pawn and consumer loan operations in the United States

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which currently includes operations in Mexico, Guatemala and El Salvador

The Company has provided a detail of pre-tax operating income by segment, which is a measure of pre-tax store-level operating performance. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies, cash shortages and other costs incurred by the stores.

Operating Results for the Three Months Ended December 31, 2016 Compared to the Three Months Ended December 31, 2015

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015 (in thousands).

	Three Months Ended
	December 31,		Increase /
U.S. Operations Segment	2016	2015	(Decrease)
Revenue:
Retail merchandise sales	$199,353	$54,056	269%
Pawn loan fees	100,954	24,545	311%
Consumer loan and credit services fees	22,303	5,965	274%
Wholesale scrap jewelry sales	21,770	4,391	396%
Total revenue	344,380	88,957	287%

Cost of revenue:
Cost of retail merchandise sold	126,454	32,360	291%
Consumer loan and credit services loss provision	6,114	1,956	213%
Cost of wholesale scrap jewelry sold	18,443	4,040	357%
Total cost of revenue	151,011	38,356	294%

Net revenue	193,369	50,601	282%

Segment expenses:
Store operating expenses	108,031	27,785	289%
Depreciation and amortization	7,791	1,390	461%
Total segment expenses	115,822	29,175	297%

Segment pre-tax operating income	$77,547	$21,426	262%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015 (in thousands). Constant currency results are non-GAAP measures which exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

				Constant Currency Basis
				Three Months
	Three Months			Ended
	Ended			December 31,	Increase /
	December 31,		Increase /	2016	(Decrease)
	2016	2015	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$83,244	$74,224	12%	$97,933	32%
Pawn loan fees	28,987	24,784	17%	33,989	37%
Consumer loan and credit services fees	469	538	(13)%	555	3%
Wholesale scrap jewelry sales	4,962	2,921	70%	4,962	70%
Total revenue	117,662	102,467	15%	137,439	34%

Cost of revenue:
Cost of retail merchandise sold	52,936	47,514	11%	62,242	31%
Consumer loan and credit services loss provision	99	129	(23)%	117	(9)%
Cost of wholesale scrap jewelry sold	3,881	2,500	55%	4,594	84%
Total cost of revenue	56,916	50,143	14%	66,953	34%

Net revenue	60,746	52,324	16%	70,486	35%

Segment expenses:
Store operating expenses	29,420	24,725	19%	34,072	38%
Depreciation and amortization	2,510	2,128	18%	2,913	37%
Total segment expenses	31,930	26,853	19%	36,985	38%

Segment pre-tax operating income	$28,816	$25,471	13%	$33,501	32%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015 (in thousands).

	Three Months Ended
	December 31,		Increase /
	2016	2015	(Decrease)
Other Items
U.S. operations segment pre-tax operating income	$77,547	$21,426	262%
Latin America operations segment pre-tax operating income	28,816	25,471	13%
Consolidated segment pre-tax operating income	106,363	46,897	127%

Corporate expenses and other income:
Administrative expenses	38,260	12,818	198%
Merger and other acquisition expenses	2,793	1,700	64%
Depreciation and amortization	4,399	770	471%
Interest expense	6,461	4,405	47%
Interest income	(115)	(423)	(73)%
Net gain on sale of common stock of Enova	(1,552)	—	—%
Total corporate expenses and other income	50,246	19,270	161%

Income before income taxes	56,117	27,627	103%

Provision for income taxes	19,425	8,217	136%

Net income	$36,692	$19,410	89%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Operating Results for the Twelve Months Ended December 31, 2016 Compared to the Twelve Months Ended December 31, 2015

The following table presents segment pre-tax operating income of the U.S. operations segment for the twelve months ended December 31, 2016 as compared to the twelve months ended December 31, 2015 (in thousands):

	Twelve Months Ended
	December 31,		Increase /
U.S. Operations Segment	2016	2015	(Decrease)
Revenue:
Retail merchandise sales	$386,026	$197,011	96%
Pawn loan fees	195,883	94,761	107%
Consumer loan and credit services fees	41,922	25,696	63%
Wholesale scrap jewelry sales	47,680	19,380	146%
Total revenue	671,511	336,848	99%

Cost of revenue:
Cost of retail merchandise sold	241,086	117,059	106%
Consumer loan and credit services loss provision	11,494	6,770	70%
Cost of wholesale scrap jewelry sold	41,357	17,530	136%
Total cost of revenue	293,937	141,359	108%

Net revenue	377,574	195,489	93%

Segment expenses:
Store operating expenses	215,227	107,852	100%
Depreciation and amortization	13,618	6,146	122%
Total segment expenses	228,845	113,998	101%

Segment pre-tax operating income	$148,729	$81,491	83%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the twelve months ended December 31, 2016 as compared to the twelve months ended December 31, 2015 (in thousands). Constant currency results are non-GAAP measures which exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

				Constant Currency Basis
				Twelve Months
	Twelve Months			Ended
	Ended			December 31,	Increase /
	December 31,		Increase /	2016	(Decrease)
	2016	2015	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$283,105	$252,285	12%	$331,325	31%
Pawn loan fees	116,874	100,687	16%	136,259	35%
Consumer loan and credit services fees	1,929	2,107	(8)%	2,271	8%
Wholesale scrap jewelry sales	14,958	12,675	18%	14,958	18%
Total revenue	416,866	367,754	13%	484,813	32%

Cost of revenue:
Cost of retail merchandise sold	177,470	161,572	10%	207,615	28%
Consumer loan and credit services loss provision	499	389	28%	587	51%
Cost of wholesale scrap jewelry sold	11,668	10,098	16%	13,505	34%
Total cost of revenue	189,637	172,059	10%	221,707	29%

Net revenue	227,229	195,695	16%	263,106	34%

Segment expenses:
Store operating expenses	112,787	99,720	13%	130,029	30%
Depreciation and amortization	10,429	8,803	18%	12,064	37%
Total segment expenses	123,216	108,523	14%	142,093	31%

Segment pre-tax operating income	$104,013	$87,172	19%	$121,013	39%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table reconciles pre-tax operating income of the Company’s U.S. operations segment and Latin America operations segment discussed above to consolidated net income for the twelve months ended December 31, 2016 as compared to the twelve months ended December 31, 2015 (in thousands):

	Twelve Months Ended
	December 31,		Increase /
	2016	2015	(Decrease)
Other Items
U.S. operations segment pre-tax operating income	$148,729	$81,491	83%
Latin America operations segment pre-tax operating income	104,013	87,172	19%
Consolidated segment pre-tax operating income	252,742	168,663	50%

Corporate expenses and other income:
Administrative expenses	96,537	51,883	86%
Merger and other acquisition expenses	36,670	2,875	1,175%
Depreciation and amortization	7,818	2,990	161%
Goodwill impairment - U.S. consumer loan operations	—	7,913	(100)%
Interest expense	20,320	16,887	20%
Interest income	(751)	(1,566)	(52)%
Net gain on sale of common stock of Enova	(1,299)	—	—%
Total corporate expenses and other income	159,295	80,982	97%

Income before income taxes	93,447	87,681	7%

Provision for income taxes	33,320	26,971	24%

Net income	$60,127	$60,710	(1)%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Pawn and Consumer Lending Earning Assets at December 31, 2016 Compared to December 31, 2015

The following table details pawn loans, inventories and other consumer loans held by the Company and active credit service organization (“CSO”) credit extensions from independent third-party lenders for each reportable segment as of December 31, 2016 as compared to December 31, 2015 (in thousands). Constant currency results are non-GAAP measures which exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

				Constant Currency Basis
				Balance at
				December 31,	Increase /
	Balance at December 31,		Increase /	2016	(Decrease)
	2016	2015	(Decrease)	(Non-GAAP)	(Non-GAAP)
U.S. operations segment:
Pawn loans	$293,392	$68,153	330%	$293,392	330%
CSO credit extensions held by independent third-party (1)	12,098	7,005	73%	12,098	73%
Other consumer loans	28,847	688	4,093%	28,847	4,093%
Combined customer loans (2)	334,337	75,846	341%	334,337	341%
Latin America operations segment:
Pawn loans	57,114	49,448	16%	67,745	37%
Other consumer loans	357	430	(17)%	429	—%
Combined customer loans	57,471	49,878	15%	68,174	37%
Total (2):
Pawn loans	350,506	117,601	198%	361,137	207%
CSO credit extensions held by independent third-parties (1)	12,098	7,005	73%	12,098	73%
Other consumer loans	29,204	1,118	2,512%	29,276	2,519%
Combined customer loans (2)	$391,808	$125,724	212%	$402,511	220%
Pawn inventories:
U.S. operations segment	$282,860	$56,040	405%	$282,860	405%
Latin America operations segment	47,823	37,418	28%	56,908	52%
Combined inventories	$330,683	$93,458	254%	$339,768	264%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by independent third-party lenders, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

(2)
Combined customer loans is a non-GAAP measure as it includes CSO credit extensions held by independent third-parties not included on the Company’s balance sheet. The Company believes this non-GAAP measure provides investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the consumer loan portfolio on an aggregate basis. The Company also believes the comparison of the aggregate amounts from period to period is more meaningful than comparing only the amounts reflected on the Company’s balance sheet since both credit services fees revenue and the corresponding loss provision are impacted by the aggregate amount of loans owned by the Company and those guaranteed by the Company as reflected in its financial statements.

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the twelve months ended December 31, 2016:

		Consumer Loan Locations (2)
	Pawn Locations (1)		Total Locations
U.S. operations segment:
Total locations, beginning of period	296	42	338
Merged Cash America locations	794	21	815
Locations acquired	3	—	3
Locations closed or consolidated	(8)	(18)	(26)
Total locations, end of period	1,085	45	1,130

Latin America operations segment:
Total locations, beginning of period	709	28	737
New locations opened	41	—	41
Locations acquired	179	—	179
Locations closed or consolidated	(2)	—	(2)
Total locations, end of period	927	28	955

Total:
Total locations, beginning of period	1,005	70	1,075
Merged Cash America locations	794	21	815
New locations opened	41	—	41
Locations acquired	182	—	182
Locations closed or consolidated	(10)	(18)	(28)
Total locations, end of period	2,012	73	2,085

(1)
At December 31, 2016, 326 of the U.S. pawn stores, which are primarily located in Texas and Ohio, also offered consumer loans or credit services products, while 49 Mexico pawn stores offer consumer loan products.

(2)
The Company’s U.S. free-standing consumer loan locations offer consumer loans and/or credit services products and are located in Ohio, Texas, California and limited markets in Mexico. The table does not include 70 check cashing locations operated by independent franchisees under franchising agreements with the Company.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

The Company expects to incur significant expenses over the next two years in connection with its merger and integration with Cash America. The Company has adjusted the applicable financial measures to exclude these items because it generally would not incur such costs and expenses as part of its continuing operations. The merger related expenses are predominantly incremental costs directly associated with the merger and integration of Cash America, including professional fees, legal expenses, severance and retention payments, accelerated vesting of certain equity compensation awards, contract breakage costs and costs related to consolidation of technology systems and corporate facilities.

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share data):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$36,692	$0.76	$19,410	$0.69	$60,127	$1.72	$60,710	$2.14
Adjustments, net of tax:
Merger related expenses:
Transaction	667	0.01	—	—	14,399	0.41	—	—
Severance and retention	857	0.02	—	—	9,594	0.27	—	—
Other	—	—	—	—	1,726	0.05	—	—
Total merger related expenses	1,524	0.03	—	—	25,719	0.73	—	—
Other acquisition expenses	210	—	1,190	0.04	304	0.01	1,989	0.07
Restructuring expenses related to U.S. consumer loan operations	—	—	—	—	—	—	5,784	0.21
Net gain on sale of common stock of Enova	(978)	(0.02)	—	—	(818)	(0.02)	—	—
Adjusted net income	$37,448	$0.77	$20,600	$0.73	$85,332	$2.44	$68,483	$2.42

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation of the gross amounts, the impact of income taxes and the net amounts for each of the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses (1)	$2,493	$969	$1,524	$—	$—	$—
Other acquisition expenses	300	90	210	1,700	510	1,190
Net gain on sale of common stock of Enova	(1,552)	(574)	(978)	—	—	—
Total adjustments	$1,241	$485	$756	$1,700	$510	$1,190

(1) Resulting tax benefit is less than the statutory rate as a portion of the transaction costs are not deductible for tax purposes.

	Twelve Months Ended December 31,
	2016			2015
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger related expenses (1)	$36,220	$10,501	$25,719	$—	$—	$—
Other acquisition expenses	450	146	304	2,875	886	1,989
Restructuring expenses related to U.S. consumer loan operations	—	—	—	8,878	3,094	5,784
Net gain on sale of common stock of Enova	(1,299)	(481)	(818)	—	—	—
Total adjustments	$35,371	$10,166	$25,205	$11,753	$3,980	$7,773

(1) Resulting tax benefit is less than the statutory rate as a portion of the transaction costs are not deductible for tax purposes.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
The Company defines adjusted EBITDA as net income before income taxes, depreciation and amortization, interest expense, interest income and certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes adjusted EBITDA is commonly used by investors to assess a company’s financial performance. However, adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$36,692	$19,410	$60,127	$60,710
Income taxes	19,425	8,217	33,320	26,971
Depreciation and amortization (1)	14,700	4,288	31,865	17,446
Interest expense	6,461	4,405	20,320	16,887
Interest income	(115)	(423)	(751)	(1,566)
EBITDA	77,163	35,897	144,881	120,448
Adjustments:
Merger related expenses	2,493	—	36,220	—
Other acquisition expenses	300	1,700	450	2,875
Restructuring expenses related to U.S. consumer loan operations	—	—	—	8,878
Gain on sale of equity securities	(1,552)	—	(1,299)	—
Adjusted EBITDA	$78,404	$37,597	$180,252	$132,201

Adjusted EBITDA margin calculated as follows:
Total revenue	$462,042	$191,424	$1,088,377	$704,602
Adjusted EBITDA	$78,404	$37,597	$180,252	$132,201
Adjusted EBITDA as a percentage of revenue	17%	20%	17%	19%

(1)	For the twelve months ended December 31, 2015, excludes $493 of depreciation and amortization, which is included in the restructuring expenses related to U.S. consumer loan operations.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. In addition, see the tables detailing the components of revenue elsewhere in this release for additional reconciliation of revenues to constant currency revenues.

The following table provides exchange rates for the Mexican peso and Guatemalan quetzal for the current and prior year periods:

	December 31,		Increase /
	2016	2015	(Decrease)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.7	17.2	(20)%
Three months ended	19.8	16.7	(19)%
Twelve months ended	18.7	15.8	(18)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.5	7.6	1%
Three months ended	7.5	7.6	1%
Twelve months ended	7.6	7.7	1%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    ir.firstcash.com